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                                                                     Exhibit (f)

                                 NONCOMPETE AGREEMENT


    This NONCOMPETE AGREEMENT (the "Agreement") is made as of this 10th day of October, 1997, by and among ADVANCED TECHNOLOGY MATERIALS, INC., a Delaware corporation ("Buyer"), WELK ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub"), LAWRENCE SEMICONDUCTOR LABORATORIES, INC., an Arizona corporation (the "Company"), and LAMONTE H. LAWRENCE, an individual ("Shareholder").

    WHEREAS, Shareholder is a shareholder, officer and director of the Company;

    WHEREAS, Buyer is acquiring the Company through the merger of Buyer Sub into the Company (the "Merger"), as provided in the Agreement and Plan of Merger dated May 17, 1997 as amended by a First Amendment thereto dated June 6, 1997 and a Second Amendment thereto dated July 30, 1997, among Buyer, Buyer Sub, ATMI, Inc. (f/k/a ATMI Holdings, Inc.), and the Company (the "Merger Agreement");

    WHEREAS, Shareholder has voted all of his shares of Company stock owned by Shareholder in favor of the Merger;

    WHEREAS, Company is in the business (the "LSL Business") of the chemical vapor deposition of silicon wafers using epitaxial processes to meet product specifications furnished by the Company's customers for certain applications, as conducted on the date of this Agreement and during the term of that certain Consulting Agreement of even date herewith between the Company and Lawrence Investments, Inc., an Arizona corporation wholly owned by Shareholder (the "Consulting Agreement");

    WHEREAS, Shareholder is knowledgeable of, and has well-established goodwill in and relationships and contacts with, the LSL Business;

    WHEREAS, Buyer expects to receive, as a result of the Merger, all of the assets, goodwill, trademarks, service marks, trade names and fictitious business names of Company;

    WHEREAS, Buyer has required that Shareholder enter into this Agreement as a condition to Buyer and the Buyer Sub consummating the Merger.

    NOW, THEREFORE, in order to induce Buyer and Buyer Sub to consummate the Merger, Shareholder hereby agrees as follows:

    1.   Non-competition.

         a. Except as provided in the following sentence, Shareholder agrees that, for a period of the later of five (5) years from the date of this Agreement and three (3) years from

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the expiration of the Consulting Agreement, Shareholder will not, directly or indirectly, engage or participate in, prepare or set up, assist or have any interest in any person, partnership, corporation, firm, association, or other business organization, entity or enterprise (each, a "Person") (whether as an employee, officer, director, partner, owner, consultant or otherwise) that engage in any activities in competition with the LSL Business. Nothing herein shall preclude Lawrence Semiconductor Research Laboratories, Inc. ("LSRL"), of which Shareholder is the sole owner, from engaging in research and development, or the chemical vapor deposition of silicon wafers using epitaxial processes; provided, however, that the processing of wafers for LSRL's customers shall not exceed 1000 wafers per specification without the prior written consent of the Company, which consent shall not be unreasonably withheld.

         b. Nothing in this Section shall be deemed to prohibit Shareholder from pur chasing or owning equity securities of any issuer if those securities constitute less than five percent (5%) of the class of equity securities and that class is registered under the Securities Exchange Act of 1934.

    2. Shareholder's Additional Covenants. Shareholder shall not, for a period of five (5) years from the date of this Agreement, directly or indirectly, hire, or induce or encourage any employee or consultant or group of employees or consultants who are then employed or retained by Buyer or the Company, to leave the employment of or terminate consultation with Buyer or the Company or any of their subsidiaries, without the prior written consent of Buyer.

    3. Consideration. Shareholder understands and acknowledges that the provisions of this Agreement are necessary to protect the legitimate business interests of Buyer, Buyer Sub and the Company and are fair and reasonable for numerous reasons, including Shareholder's receipt of shares of Buyer common stock in connection with the Merger and the consideration provided in the Consulting Agreement. In addition, as a result of Shareholder's prior position with the Company, Shareholder has had, and will continue to have, access to significant confidential, proprietary or trade secret information of the Company, so that, if Shareholder were employed by a competitor of the Company, there would be a substantial risk to the Company of Shareholder's use of its confidential, proprietary or trade secret information.

    4.   Incorporation of Recitals.   The recitals in this Agreement, including
the terms defined therein, are hereby incorporated as substantive terms and provisions of this Agreement.

    5. Injunctive Relief. Shareholder hereby acknowledges and agrees that it would be impossible to compensate Buyer and the Company fully for damages resulting from the breach or threatened breach of Sections 1 or 2 of this Agreement and, accordingly, that Buyer and the Company shall be entitled to temporary and permanent injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such Sections without the necessity of proving actual damages therewith. This provision with respect to injunctive relief shall not, however, diminish Buyer's right to claim and recover damages or enforce any other of its legal and/or equitable rights or defenses.

    6. Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

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    7.   Binding Agreement. This Agreement shall inure to the benefit of and shall be binding upon Buyer, the Company and Shareholder, and their heirs, successors and assigns, provided that Shareholder may not assign his rights or obligations hereunder.

    8. Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    9. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.


    10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without giving effect to the provisions thereof relating to conflicts of law.

    11. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   If to Shareholder, to:

                        Lamonte H. Lawrence
                        100 Sir Francis Drake Blvd.
                        Ross, California  94957
                        Facsimile Number:  (415)456-0949

                   with a copy to:
                        Polese, Pietzsch, Williams & Nolan, P.A.
                        2702 North Third Street, Suite 3000
                        Phoenix, Arizona 85004-4607
                        Attention: Michael E. Pietzsch; Michael J. Tucker Facsimile Number: (602) 279-5107


                   If to Buyer or the Company, to:

                        Advanced Technology Materials, Inc.
                        7 Commerce Drive
                        Danbury, CT 06810
                        Attention:  Daniel P. Sharkey, VP
                        Facsimile Number: 203-792-8040

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                   with a copy to:

                        Shipman & Goodwin LLP
                        One American Row
                        Hartford, CT 06103
                        Attention:  Frank J. Marco, Esq.
                        Facsimile Number: 860-251-5900

    12. Attorneys' Fees. In the event that any party shall bring an action in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or ether body having jurisdiction, all reasonable costs and expense of litigation or arbitration, including reasonable attorney's fees, court costs, costs of investigation and other costs reasonably related to such proceeding.

    13. Enforcement. To the extent that any provision hereof is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but could be enforceable by reducing the scope of area, business activity prohibited or length of time, Consultant and the Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable written provision to the extent required to be valid and enforceable. Consultant agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking or modifying any of the provisions hereof.


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    IN WITNESS WHEREOF, this Noncompete Agreement is executed as of this day and year first above written.

SHAREHOLDER:


                                    /s/ LAMONTE H. LAWRENCE
                                        -------------------
                                    Lamonte H. Lawrence


BUYER:                              ADVANCED TECHNOLOGY
                                    MATERIALS, INC., a Delaware corporation



                                    By /s/ DANIEL P. SHARKEY
                                       ---------------------
                                    Its Vice President, Chief Financial Officer,
                                        Treasurer
                                        ----------------------------------------


BUYER SUB:                          WELK ACQUISITION CORPORATION,
                                    INC., a Delaware corporation



                                    By /s/ DANIEL P. SHARKEY
                                       ---------------------
                                    Its President, Treasurer, Secretary
                                        -------------------------------


COMPANY:                            LAWRENCE SEMICONDUCTOR
                                    LABORATORIES, INC., an Arizona
                                    corporation



                                    By  /s/ LAMONTE H. LAWRENCE
                                        -----------------------
                                    Its Prsident, CEO
                                        -----------------------